Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1
Tel: +353 1 649 2000  Fax: + 353 1 649 2649  email: info@algoodbody.com  website: www.algoodbody.com  dx: 29 Dublin

our ref     | EMF/RAB 01360490           your ref |                                    date | 1 July 2010

XL Group plc
1 Hatch Street Upper
Dublin 2
Ireland

XL Group plc (the Company)

Dear Ladies and Gentlemen:

We are acting as Irish counsel to the Company, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 1 Hatch Street Upper, Dublin 2, Ireland.

We have examined the Post-Effective Amendment No. 1 to the Company’s Form S-8 Registration Statements (numbers 333-62137, 333-81451, 333-46250, 333-89568, 333-161122 and 333-161124) (the Post-Effective Amendment) which is to be filed by the Company with the United States Securities and Exchange Commission on or around the date of this letter, under the Securities Act of 1933 of the United States of America, as amended (the Securities Act). The Post-Effective Amendment relates to ordinary shares in the capital of the Company with a nominal value of US$0.01 (the Ordinary Shares) to be issued under the following equity incentive plans (collectively, the Plans):

o	NAC Re Corp 1989 Stock Option Plan
o	XL Group plc 1991 Performance Incentive Program
o	XL Group plc 1999 Performance Incentive Program for Employees
o	XL Group plc Directors’ Stock & Option Plan

(the proposals and arrangements described in the Post-Effective Amendment being referred to in this letter as the Transaction).

1.	Basis of Opinion

In connection with this letter, we have examined copies of the following:

Dublin	Belfast	London	Boston	New York

S.C. Hamilton	C.E. Gill	V.J. Power	P.V. Maher	E. MacNeill	N. O’Sullivan	S. O’Croinin	J.B. Somerville	A. Roberts	D. Main	P.T. Fatry
R.B. Buckley	E.M. Fitzgerald	L.A. Kennedy	S. O’Riordan	K. P. Allen	M.J. Ward	J.W. Yarr	M.F. Barr	C. Widger	J. Cahir	A.J. Johnston
P.M. Law	B.M. Cotter	S.M. Doggett	M.P.McKenna	E.A. Roberts	A.C. Burke	D.R. Baxter	A.J.Quinn	M. Dale	M. Traynor
P.J. Carroll	J.G. Grennan	E. McDermott	K.A. Feeney	C. Rogers	J. Given	A. McCarthy	M.L. Stack	N. Coyne	P.M. Murray
J.H. Hickson	J.Coman	C. Duffy	M.Sherlock	G. O’Toole	D. Widger	J.F. Whelan	B.Walsh	C. McCourt	N. Ryan
M.F. O’Gorman	P.D. White	E.M. Brady	E.P. Conlon	J.N. Kelly	C. Christle	D.R. Conlon	A.M.Curran	R.M. Moore	K. Furlong

Consultants:	J.R. Osborne	S.W Haughey	T.V. O’Connor	Professor J.C.W. Wylie	A.F. Browne	M.A. Greene	A.V. Fanagan	J.A O’Farrell	I.B.Moore

1.1.	the certificate of incorporation and certificate of incorporation on re-registration as a public limited company of the Company and the memorandum and articles of association of the Company;

1.2.	the Plans (as sent to us via email in pdf or other electronic format);

1.3.	the Post-Effective Amendment;

1.4.	the minutes of a meeting of the board of directors of the Company dated 16 June 2010;

1.5.	the written resolutions of the board of directors of the Company dated 23 June 2010; and

1.6.	legal searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 1 July 2010 in respect of the Company

(together the Documents).

2.	Assumptions

For the purpose of giving this opinion we have assumed:

2.1.	the accuracy and completeness of all information on public records;

2.2.

the completeness and authenticity of the draft of the Post-Effective Amendment dated 30 June 2010 and that the Post-Effective Amendment will be filed with the SEC in a form and content having no material differences to such draft;

2.3.	the completeness and authenticity of all other Documents submitted to us as originals and the completeness and conformity to the originals of all copies of Documents of any kind furnished to us;

2.4.

that the copy of the minutes of the meeting of the board of directors of the Company dated 16 June 2010 and the written resolutions of the board of directors of the Company dated 23 June 2010 produced to us are true copies and, in the case of the minutes, correctly record the proceedings of the meeting to which they relate and the resolutions passed and/or the subject matter which the minutes purport to record, that the resolutions contained in both the minutes and written resolutions are in full force and effect and that no further resolutions have been passed (whether by the board of directors of the Company or a committee of such board) or corporate or other action taken which would or might alter the effectiveness thereof;

2.5.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Documents;

2.6.

that the Company has entered into the Transaction and will issue all Ordinary Shares in good faith and on arm’s length terms, for its legitimate and bona fide business purposes, that any Ordinary Shares issued in accordance with the Post-Effective Amendment will be paid up in consideration of the receipt by the Company from the party to whom the Ordinary Shares are issued, prior to, or simultaneously with, the issue of Ordinary Shares, of cash and/or other consideration at least equal to the nominal value of such Ordinary Shares and that the Company derives and will at all times derive commercial benefit from the Transaction and the issue of the Ordinary Shares commensurate with the risks undertaken by it in the Transaction and in relation to the issue of the Ordinary Shares and that all Ordinary Shares when issued will be fully paid up, including as to any premium thereon;

2.7.

the absence of fraud and the presence of good faith on the part of the Company under the Post-Effective Amendment and their respective officers, employees, agents and advisers in respect of the Transaction and any issue of Ordinary Shares or other securities described in the Post-Effective Amendment;

2.8.

that (a) the Company will be fully solvent at the time of and immediately following the filing of the Post-Effective Amendment and upon the issue of any Ordinary Shares; (b) the Company would not as a consequence of doing any act or thing which the Post-Effective Amendment or any issue of the Ordinary Shares contemplates, permits or requires the Company to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Company and none will be passed or presented prior to the issue of any Ordinary Shares; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Company and none will be appointed prior to the issue of any Ordinary Shares;

2.9.	no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the agreements or arrangements referred to in the Post-Effective

Amendment or with respect to any issue of the Ordinary Shares are or will be required to be obtained;

2.10.

that the Ordinary Shares will conform with the descriptions and restrictions contained in the Post-Effective Amendment (including any document incorporated therein by reference), subject to such changes as may be required in order to comply with any requirement of Irish law and that any selling restrictions contained therein have been and will be at all times observed;

2.11.

that the representations, warranties and undertakings contained in the Post-Effective Amendment are true and correct and that the Company will at all times comply with its obligations under, and the representations, warranties and undertakings contained in, the Post-Effective Amendment and the agreements and arrangements referred to in the Post-Effective Amendment and all other agreements and arrangements relating to the issue of the Ordinary Shares;

2.12.

that the Ordinary Shares will not be issued by the Company unless there are, at that time, sufficient numbers of authorised but unissued Ordinary Shares in the Company’s capital and that, at the time of the issue, there are subsisting valid authorities given by the Company’s shareholders or under the Company’s articles of association pursuant to the Irish Companies Acts (including without limitation any authorities required pursuant to sections 20 and 23 of the Companies (Amendment) Act 1983);

2.13.

that the Company will have the necessary power and authority, and all necessary corporate and other action will have been taken, to enable it to issue the Ordinary Shares and to execute, deliver and perform the obligations undertaken by it in relation thereto to which it is party, and the implementation by the Company of the foregoing will:

2.13.1.

not cause any limit on it or on its directors (whether imposed by the documents constituting the Company or by statute or regulation) to be exceeded or any terms of any agreement, contract or undertaking binding on it or its assets to be breached;

	2.13.2.	not cause any law (including public policy) or order of any jurisdiction to be contravened; and

	2.13.3.	comply in all respects with the provisions of the Companies (Amendment) Act 1983.

2.14.	that at that time, the issue of, and terms applicable to, the Ordinary Shares and the registration of the Ordinary Shares will not violate any law applicable to the Company;

2.15.	without having made any investigation, that the terms of the Plans are lawful and fully enforceable under the laws of any other applicable jurisdiction other than the laws of Ireland; and

2.16.

that none of the resolutions and authorities of the directors of the Company on which we have relied or the Plans have been varied, amended or revoked in any respect or will have expired at the time of issue of the relevant Ordinary Shares and that all options over Ordinary Shares will be granted and all Ordinary Shares will be issued in accordance with such resolutions and authorities.

3.	Opinion

Based on the foregoing and the qualifications contained in paragraph 4 of this letter, we are of the opinion that:

3.1.	the Company is a public company limited by shares, is duly incorporated and validly existing under the law of Ireland and has the requisite corporate authority to issue the Ordinary Shares; and

3.2.

those Ordinary Shares referred to in the Post-Effective Amendment, when issued, allotted and fully paid for as contemplated in, and in accordance with, the Post-Effective Amendment, will be duly authorised, and upon receipt of any necessary approval of the board of directors of the Company or a committee thereof for their allotment and issue, validly issued, fully paid and not subject to calls for any additional payment.

4.	Qualifications

The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1.

We are admitted to practise law only in Ireland (excluding Northern Ireland) and accordingly, we express no opinion on the laws of any jurisdiction other than the laws (and the interpretation thereof) of Ireland (excluding Northern Ireland) in force as at the date hereof.

This opinion is strictly confined to the matters expressly stated at paragraph 3 above, the Ordinary Shares as described in the Post-Effective Amendment and the searches referred to at paragraph 1.6 above and in particular no opinion is given in relation to the Company’s Form S-8 Registration Statements (numbers 333-62137, 333-81451, 333-46250, 333-89568, 333-161122 and 333-161124) or any matters referred to therein.

4.2.

where any shareholder resolutions have been passed amending the number of Ordinary Shares in the Company which can be issued pursuant to any of the Plans, a resolution of the board of the Company must be passed (a) amending the relevant Plan provisions to give effect to such shareholder resolutions and (b) ratifying any option grants made or Ordinary Shares issued under the increased Plan limits since the date of the shareholder resolutions, as necessary (if such board resolutions have not already been passed);

4.3.

this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court schemes of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

4.4.

a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the agreements and arrangements referred to in the Post-Effective Amendment or any other agreements or arrangements relating to the Ordinary Shares or their issue might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

4.5.	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.6.	claims may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes;

4.7.	claims may be or become subject to defences of set-off or counter-claim;

4.8.

an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice and where staying the action is not inconsistent with Council Regulation 2001/44/EC;

4.9.	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.10.	a waiver of all defences to any proceedings may not be enforceable;

4.11.

provisions in any of the agreements or arrangements referred to in the Post-Effective Amendment or any other agreements or arrangements relating to the Ordinary Shares or their issue providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.12.

an Irish court may refuse to give effect to undertakings contained in any of the agreements or arrangements referred to in the Post-Effective Amendment or any other agreements or arrangements relating to the Ordinary Shares or their issue that the Company will pay legal expenses and costs in respect of any action before the Irish courts;

4.13.

the searches referred to in paragraph 1.6 above do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company.

5.	Consent

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Post-Effective Amendment and to the references to our firm under the heading “Exhibits”. In giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission thereunder. We assume no obligation to advise you or any other person, or make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

This opinion is to be interpreted in accordance with, and governed by, the laws of Ireland and speaks only of its date.

Yours faithfully

/s/ A&L Goodbody